Exhibit 99.1
FOR IMMEDIATE RELEASE
MEDIACOM COMMUNICATIONS ANNOUNCES
$500 MILLION DEBT TENDER OFFER
MIDDLETOWN, N.Y. —August 11, 2009 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced that Mediacom LLC and Mediacom Capital Corporation (together, the “Companies”), subsidiaries of Mediacom, have jointly commenced cash tender offers for up to $500 million in aggregate principal amount (the “Tender Cap”) of their outstanding 9 1/2% Senior Notes due 2013 (the “9 1/2% Notes”) and their outstanding 7 7/8% Senior Notes due 2011 (the “7 7/8% Notes” and, together with the 9 1/2% Notes, the “Notes”). The tender offers are scheduled to expire at 11:59 p.m., New York City time, on September 8, 2009, unless either such tender offer is extended or earlier terminated (the “Expiration Date”).
The tender offers consist of two separate offers: in one offer, the Companies are offering to purchase any and all of their outstanding 9 1/2% Notes, and in the second offer, the Companies are offering to purchase up to that principal amount of 7 7/8% Notes equal to the difference between the $500 million Tender Cap and the aggregate principal amount of 9 1/2% Notes that the Companies accept for purchase in the tender offer for the 9 1/2% Notes. Both tender offers are being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 11, 2009, and accompanying Letter of Transmittal. There is currently outstanding, $500 million principal amount of the 9 1/2% Notes, and $125 million principal amount of the 7 7/8% Notes.
The total consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn in the Offers at or prior to 5:00 p.m., New York City time, on August 24, 2009 (the “Early Tender Date”), and whose Notes are accepted for purchase, is specified in the table below under the heading “Total Consideration” (the “Total Consideration”). The Total Consideration for the Notes in the Offers includes an early tender payment of $20 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”). Holders who tender Notes in the Offers after 5:00 p.m., New York City time, on the Early Tender Date but at or prior to 11:59 p.m., New York City time on the Expiration Date and whose Notes are accepted for purchase will not be entitled to receive the Early Tender Payment and will therefore be entitled only to receive the consideration specified in the table below under the heading “Tender Offer Consideration”, for each $1,000 principal amount of Notes tendered (the “Tender Offer Consideration”). In addition to the Total Consideration or the Tender Offer Consideration as applicable, the Companies will also pay an amount equal to the accrued and unpaid interest on the principal amount of all Notes that are purchased from the last interest payment date applicable to the Notes to, but not including, the applicable payment date.

	Outstanding	Tender Offer	Early Tender	Total
Series of Notes	Principal Amount	Consideration	Payment	Consideration(1)

9 1/2% Notes	$500,000,000	$982.50	$20.00	$1,002.50
7 7/8% Notes	$125,000,000	$980.00	$20.00	$1,000.00

(1)	The Total Consideration equals the Tender Offer Consideration, plus the Early Tender Payment.
The Companies’ obligation to accept for payment and to pay for the Notes in the tender offers is subject to the satisfaction or waiver of a number of conditions, including the receipt of financing to purchase the Notes in the tender offers. The tender offers are not contingent upon the tender of any minimum principal amount of Notes and the Companies reserve the right to waive any one or more of the conditions at any time.

If the amount of 7 7/8% Notes that are validly tendered and not withdrawn on or prior to the expiration date for that offer exceeds the maximum principal amount described above, then the Companies will accept 7 7/8% Notes, if any, on a pro rata basis.
The Companies have retained Wells Fargo Securities and Citi to serve as dealer managers for the offers, and Global Bondholder Services Corporation to serve as the information agent and depositary. Copies of the offer to purchase and related documents may be obtained from Global Bondholder Services Corporation at (866) 873-7700. Questions regarding the tender offers may be directed to Wells Fargo Securities at (866) 309-6316 or Citi at (800) 558-3745.
This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 9 1/2% Notes or the 7 7/8% Notes. The offers are being made solely by the Offer to Purchase, dated August 11, 2009 and the related Letter of Transmittal, copies of which are available from the Information Agent.
About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.

Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets, which may impact our ability to refinance our debt, as our revolving credit facilities begin to expire in September 2011 and other substantial debt becomes due in 2013 and beyond, on the same or similar terms as we currently experience; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

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